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                                   EXHIBIT 10
                    SEPARATION AGREEMENT, DATED MAY 1, 2001,
                     BETWEEN HMG AND ROBERT V. CUDDIHY, JR.



                                                                     May 1, 2001

BY HAND

Robert V. Cuddihy, Jr.
50 Shannon Hill Road
Basking Ridge, NJ 07920-2920

                              RE: Separation Letter


Dear Robert:

         This letter confirms our discussion today with respect to your separation from employment with HMG Worldwide Corporation and each of its Subsidiaries (the "Company") and the terms and conditions thereof.

         1. Effective May 1, 2001(the "Separation Date"), your employment with the Company shall terminate and you shall have no further job responsibilities with the Company as the Chief Financial Officer and Chief Information Officer. You will continue, however, to remain on the payroll, as described in paragraph 3(a) below, for the period commencing May 1, 2001 and ending May 1, 2003 ("Severance Period").

         2. You acknowledge that you have never had, and as of the Separation Date, did not have, any written contract of employment with the Company. All oral agreements and understandings are incorporated within this document.

         3. In consideration for your execution of the General Release (annexed hereto as Exhibit A) of all claims, except as specified therein, which you may have against the Company and for your seventeen years of service with the
Company:

                  (a) The Company shall pay the sum of $500,000 in evenly monthly installments of $20,833 per month during the Severance Period. At your election, you may remain on the Company's payroll payable bi-monthly subject only to deductions of state and federal tax withholding and 401-K elective contributions in accordance with past practice, or you may elect to invoice the Company as an independent consultant in the amount of $20,833 per month, payable by the 5th calendar date of each month. Your direct compensation during this period, an aggregate of $500,000, represents the full extent of your severance pay from the Company. In the event that payment is not made timely, the Company has 7 calendar days to cure or all amounts, at the sole election of you, may become immediately due and payable.

                  (b) During the Severance Period, or until the date on which you are enrolled in another medical plan, whichever is sooner, the Company shall continue to make premium payments on your behalf at no cost to you for your existing medical and dental coverage and any other employment benefits currently offered by the Company, including but not limited to life insurance, short-term disability, long-term disability, and HMG's Capital Accumulation Plan. At the end of such period, you shall have the right and option under COBRA to elect to continue such coverage for a period of twenty-four months. In that event, you shall be solely responsible for applicable payments in respect of the premiums for such coverage, and shall forward such premiums to the Company prior to the first day of every month. You, at your sole option, may continue to participate in the 401-K and the Company will continue to make its corresponding quarterly and annual matching contributions.

                  (c) In the role of an Independent Financial Consultant, HMG may seek to use your services during the Consulting Period. HMG and you shall agree upon rates and terms mutually agreeable on an engagement-by- engagement basis.

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         4. You acknowledge that you have no entitlement to receive the payments set forth in paragraph 3 hereof, other than in consideration for your General Release of all claims against the Company. You confirm that no other monies, other than un-reimbursed expenses yet to be processed by the Company, are due to you other than as provided in paragraph 3 of this Agreement.

         5. (a) You agree that you will not, directly or indirectly, for yourself or on behalf of any other person, firm, association or agency, engage in any of the following acts or conduct unless the Company gives its prior written consent thereto:

                      (i)           Disclose any confidential, proprietary
                                    or secret information about the Company, including but not limited to, information about the Company's business, business plans, magazines, properties, development plans, activities or marketing methods or plans, or personnel ("Confidential Information") to any person, firm, association, corporation or agency;

                      (ii) Make or publish any comment that is defamatory, disparaging or otherwise critical of the Company, its products, management, employees or operations, or that would otherwise tend to have an adverse effect upon the reputation or business of the Company.

                      (iii) The Company agrees that it will not, directly or indirectly, for it or on behalf of any other person, firm, association or agency, engage in making or publishing any comment that is defamatory, disparaging or otherwise critical of you, your conduct, contributions or services rendered to the Company, or that would otherwise tend to have an adverse effect upon the reputation or business of you or your firm.

                  (b) We mutually acknowledge that a breach by either party to this Agreement of any portion or paragraph 5(a)(i), (ii) or (iii) of this Agreement could cause irreparable harm and damage. Because it would not be possible to determine the true and complete extent of the injury or damage in the event of such a breach, we mutually agree that in the event of a breach, the aggrieved party shall be entitled to the following relief:

                      (i) Temporary and permanent injunctive relief against the party and/or any person, firm, association or agency to which the party disclosed such Confidential Information and/or which caused or assisted the party in publishing any defamatory or disparaging statements and/or which misappropriated any of the Confidential Information;

                      (ii) Reimbursement of any costs incurred by the aggrieved party in the assertion of its rights hereunder, including but not limited to, reasonable attorneys' fees.

                  (c) Unless otherwise agreed in writing, upon your separation from employment with the Company, any Confidential Information or information and material, including keys or other possessions belonging to the Company, in whatever form, shall immediately be returned to the Company. You shall be entitled to permanently retain the Company's laptop computer and related equipment in order to serve the Company has a Financial Consultant. You shall continue to remain on the Company's email, voice mail and financial systems during the Severance Period.

                  (d) If you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose any Confidential Information about the Company, you agree to provide the Company with prompt notice of such request(s) (i.e., within five days of receipt by you) so that the Company may seek an appropriate protective order and/or waive your compliance with the provisions of this Agreement. If, failing the entry of a protective order or receipt of a waiver, you are, in the opinion of your counsel, compelled to disclose Confidential Information of the Company under pain of liability for contempt or other censure or penalty, you may disclose such information to such tribunal(s) without liability under this Agreement. You agree, however, to provide the Company with prompt notice of such disclosure.



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         6. You affirm that you have not caused or permitted to be filed on your behalf nor will you cause or permit to be filed or asserted, any charge, complaint, grievance, or proceeding before any federal, state or local administrative agency or court, or any other forum, against the Company, its affiliates, parents, subsidiaries, officers, directors, employees, successors or assigns. In the event that any charge, complaint, grievance, arbitration, action or other proceeding was or is filed by you, or on your behalf (other than to receive the consideration promised to you in paragraph 3 of this Agreement), you agree that you will not obtain or accept any recovery or relief there from or provide any testimony unless required to do so by subpoena. You further agree to perform and authorize the Company to perform all acts necessary to obtain the immediate withdrawal and/or dismissal with prejudice, at your own cost and expense, of each such claim and to pay the legal fees and costs incurred by the Company for actions taken to defend against and to seek to obtain the dismissal of any action or claim that is filed or asserted.

         7. This Agreement shall be legally binding upon you and the Company, our respective heirs, executors, administrators, successors and assigns, and shall be construed under the laws of the State of New York to preserve its enforceability and the General Release, settlement and waiver of all claims of each and every kind. A court may modify any otherwise unenforceable clause to render this Agreement enforceable.

         8. You and the Company agree that this Agreement can be modified only by a written memorandum signed by both you and the Company, which recites the specific intent to modify this Agreement.

         9. The terms of this Agreement and General Release are the product of mutual negotiation and compromise between you and the Company. The meaning, effect and terms of this Agreement and General Release have been fully explained to you, and you understand that this Agreement and General Release settles, bars and waives any and all claims that you have or could possibly have against the Company or the Company may have or could possibly have against you, unless prohibited from releasing such claim by law. You acknowledge that you have been advised that you have twenty-one (21) days to consider the meaning and effect of the Agreement and General Release. You also understand that you may revoke your execution of this Agreement and General Release within seven (7) days following the day you execute this Agreement and General Release, but that this Agreement and General Release shall not become effective or enforceable until that seven-day period has expired. You also understand that no payments need be made during that time. If you choose to revoke you acceptance of this Agreement and General Release during that seven-day period, any revocation must be submitted in writing to the Company and state, "I hereby revoke my acceptance of our Agreement and General Release." Said revocation must be personally delivered to the Company, in care of Andrew Wahl, Chief Executive Officer or to his designee, or mailed to the Company, in care of Anne Doyle and postmarked within seven (7) days of the execution of this Agreement and General Release.

         10. You acknowledge that you have been advised by the Company to consult with an attorney prior to executing this Agreement and General Release. You understand that you will have ample time to consult further with your counsel during the revocation period described in paragraph 10 hereof.

         11. You acknowledge that you have carefully read and fully understand the terms of this Agreement and General Release and that your acceptance of this Agreement in accordance with the terms hereof releases the Company from any and all claims arising out of your employment relationship with the Company of the termination thereof. You acknowledge that you have signed this Agreement and General Release of your own free will, in exchange for the benefits to be provided to you as set forth in paragraph 3 hereof.

         12. No representative of the Company has made any representations or promises to you concerning the terms and effects of this Agreement and General Release other than those contained in this Agreement and General Release, and in executing this Agreement and General Release, you do not rely, and have not relied, upon any representations or statements not set forth herein with regard to the subject matter, basis or effect of this Agreement and General Release or otherwise.

         13. This Agreement and General Release constitute the entire agreement between you and the Company with respect to its subject matter and may not be modified or amended except as provided in paragraph 9 hereof. This Agreement and General Release supersede all prior agreements and understandings concerning its subject matter, including but not limited to, your employment with the Company. In the event of a dispute as to its meaning, this Agreement and General Release shall be governed by and construed in accordance with the laws of the State of New York.


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         14. You current hold stock options in HMG Worldwide Corporation as disclosed in the Company's Annual Report. These options shall continue to be yours after your separation (see Exhibit B). You shall continue to have the right to hold and exercise such options, as if you were an employee or Director of HMG, until either you (i) exercise the stock option(s) or (ii) natural expiration of the term of the options. In the event that the Company cancels and reissues or re-prices options to its executive officers during the Consulting Period, you shall be entitled to receive the same re-pricing terms and conditions.

         15. The Company agrees that you shall be entitled to indemnification to the fullest extent permitted under the Company's Charter, Bylaws and applicable law and the benefits of the Directors and Officers Liability Insurance.

         16. This Agreement is between you, HMG Worldwide Corporation, HMG Worldwide In-Store Marketing, Inc., HMG Schutz International, Inc., Display Depot, HMG Griffith, Inc. Creative Displays, Inc. Zeff Consulting Group Inc. and HMG Intermark Worldwide Manufacturing, Inc. Each of HMG Worldwide Corporation, HMG Worldwide In-Store Marketing, Inc., HMG Schutz International, Inc., Display Depot, HMG Griffith, Inc. Creative Displays, Inc. Zeff Consulting Group Inc. and HMG Intermark Worldwide Manufacturing, Inc. shall be jointly and severally liable for the obligations that arise from this agreement.

         17. In connection herewith, both you and the Company consent to personal jurisdiction in the Federal and State court of New York County, for any action brought pursuant to this agreement.


         Your signature on the copy of this Agreement in the space provided below, as well as your execution of the General Release, annexed hereto as Exhibit A, shall constitute your acceptance of the terms and conditions hereof.

                                                   Very truly yours,

                                                   HMG WORLDWIDE CORPORATION

                                                   By:_______________________
                                                              Michael Wahl


                                                   By:_______________________
                                                              Randy Riley




AGREED TO AND ACCEPTED:
this      day of         2001



-------------------------
Robert V. Cuddihy, Jr.




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